Exhibit 99.1

STOCK TRANSFER AGREEMENT

  THIS STOCK TRANSFER AGREEMENT (the “Agreement”) is made and entered into as of April 20, 2012 by and between the parties listed on Exhibit A (collectively the “Transferors”) and Power Green Investments Limited, a British Virgin Islands limited liability company (the “Transferee”).

RECITALS

WHEREAS, the Transferors are the registered holders of two (2) shares of Ordinary Shares of Max Trend International Limited, a Hong Kong limited liability company (the “Company”) represented by Certificates Nos. 1 & 2; and

WHEREAS, the Transferors and Transferee desire to specify the terms and conditions upon which the Transferors are willing to transfer all of the issued and outstanding Ordinary Shares of the Company (the “Ordinary Shares”), to the Transferee.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Transfer of Shares; Consideration. The Transferors shall sell to the Transferee such number of shares of Ordinary Shares currently held by them respectively as set forth next to their names in Exhibit A (collectively, the “Shares”) at a per share price of US$ 5,000, representing an aggregate of Ten Thousand Dollars (US$ 10,000) (the “Purchase Price”).

2. Payment and Resignation. Upon the execution of this Agreement: (i) each of the Transferors shall deposit with the Transferee (y) the certificates representing the Shares, and (z) a copy of the Board consent(s) approving the transfer of Shares by the Transferors to the Transferee; and (ii) Transferee shall deposit with each Transferor his respective portion of the Purchase Price.

3. Representations and Acknowledgments of the Transferee. The Transferee hereby represents, warrants and acknowledges that:

3.1 Transfer of the Shares has not been registered or qualified under any federal or applicable state law regulating securities and therefore the Shares cannot and will not be sold unless they are subsequently registered or qualified under any such law or an exemption therefrom is available.

3.2 The Transferee acknowledges that the Transferee has not relied and will not rely upon the Transferors with respect to any tax consequences related to the ownership, purchase, or disposition of the Shares. The Transferee assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with such Shares.

4. Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the Shares and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.

5. Further Assurances. At any time and from time to time after the execution of this Agreement, upon reasonable request of the other, each party shall do, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances and assurances as may be reasonably required for the more complete consummation of the transactions contemplated herein.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

IN WITNESS WHEREOF, the parties hereto have executed the Stock Transfer Agreement as of the date first above written.

Transferor I: /s/ Kok Wai CHAI Name: Kok Wai CHAI Address: 11, SP2/2 Taman Segar Pertama, 43200 Cheras Kajang, Selangor, Malaysia	Transferor II: /s/ Wooi Khang PUA Name: Wooi Khang PUA Address: 131A, Lorong 3, Site B 45400 Sekinchan, Selangor, Malaysia

Transferee:

Power Green Investments Limited

By: /s/ Weng Kung Wong

Name:    Weng Kung Wong________

Its: Director

Address:

c/o Prime Global Capital Group Incorporated
11-2, Jalan 26/70A, Desa Sri Hartamas
50480 Kuala Lumpur, Malaysia

EXHIBIT A

TRANSFERORS

Name	Number of Shares
KokWai CHAI	1
WooiKhang PUA	1